EXHIBIT 10.1

Redacted portions have been replaced with [**].  The redacted material is subject to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Second Amendment To Co-Promotion Agreement

            This Second Amendment To Co-Promotion Agreement (this “Second Amendment”) is entered into as of April  1, 2003 (the “Effective Date”) by and between Abbott Laboratories Inc., a Delaware corporation, 100 Abbott Park Road, Abbott Park, Illinois 60064-6400 (“Abbott”) and Sangstat Medical Corporation, a Delaware corporation, 6300 Dumbarton Circle, Fremont, California 94555 (“SangStat”).

            Whereas, Abbott and SangStat entered into a Co-Promotion Agreement on May 7, 1999, as amended by a First Amendment to Co-Promotion Agreement dated January 16, 2000 (collectively, the “Co-Promotion Agreement”); and

            Whereas, Abbott and SangStat wish to amend the Co-Promotion Agreement to, among other things, eliminate certain of the Parties’ sales and marketing obligations thereunder and to provide for the payment of certain additional fees by Abbott to SangStat.

            Now, Therefore, in consideration of the foregoing, of the mutual covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereby agree as follows:

            1.         Definitions.  Any term used herein and not defined shall have the meaning set forth in the Co-Promotion Agreement.

            2.         Deleted Definitions/Exhibit.  Section 1.1 (“Abbott Detailing Commitment”), Section 1.66 (“SangStat Detailing Commitment”) and Exhibit C (Sales Support Plan) of the Co-Promotion Agreement are hereby deleted in their entirety.

            3.         Modification of the Parties’ Marketing Obligations.

            (a) Notwithstanding any provision to the contrary in the Co-Promotion Agreement, commencing on the Effective Date (i) Abbott shall not be obligated to provide any Physician Details for Product and shall not be obligated to maintain any Abbott Sales Representatives; (ii) Abbott shall continue to provide Sales Calls to Managed Care Organizations, but shall not be obligated to maintain a minimum number of Managed Care Organization account representatives; and (iii) SangStat shall continue to provide Physician Details for Product and Sales Calls to Managed Care Organizations, but shall not be obligated to maintain a minimum number of SangStat Sales Representatives or Managed Care Organization account representatives.

            (b) Accordingly, to accomplish the foregoing objectives of Paragraph 3(a)(i), (ii) and (iii) above, the following sections of the Co-Promotion Agreement are hereby deleted in their entirety: 3.1.1 (Co-Promotion Sales Force and Management), 3.1.2 (Product Launches), 3.1.3 (SangStat Detailing Commitment), 3.1.4

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(Failure to Achieve SangStat Detailing Commitment), 3.2.1 (Sales Force), 3.2.2 (Product Launches), 3.2.3 (Abbott Detailing Commitment), 3.2.4 (Failure to Achieve Abbott Detailing Commitment) and 3.3.8 (Detailing).

            4.         Co-Promotion Committee.  In connection with Abbott’s participation on the Co-Promotion Committee, Abbott shall provide SangStat with monthly reports regarding contracting efforts with national accounts undertaken by Abbott and any material developments under existing contracts.  With respect to national accounts, the Vice President and General Manager,  Managed Health Care or the Sales Director, National Accounts, Managed Health Care of Abbott’s Pharmaceutical Products Division shall maintain an ongoing and constructive dialog with SangStat concerning the Parties’ mutual objective of maximizing Product growth.  At the monthly update meetings the Parties shall also discuss the status of their respective obligations under the Co-Promotion Plan.

            5.         Compliance/Reports.  With regard to any Physician Details or Sales Calls performed by a Party, as applicable, such Physician Details, Sales Calls or other promotion of the sale of Products in the Territory shall be in accordance with the terms of the Co-Promotion Agreement, as amended by this Second Amendment, the then-current Co-Promotion Plan for such Product, and all Legal Requirements.  The Parties shall provide each other within thirty (30) days following the end of each calendar quarter a report on the number of Physician Details and/or Sales Calls conducted by such Party.

            6.         SangStat Assumption of Promotional and Marketing Cost.  Section 3.3.7 (Promotional and Marketing Costs) of the Co-Promotion Agreement is hereby amended to provide that, commencing on the Effective Date, SangStat shall be responsible for one hundred percent (100%) of the Promotional and Marketing Costs for Products.  For purposes of clarification, Promotional and Marketing Costs expended or incurred prior to the Effective Date in accordance with the terms of the Co-Promotion Agreement shall be shared by the Parties as provided in the Co-Promotion Agreement.  Furthermore, Promotional and Marketing Costs committed to by Abbott before the Effective Date (as specified in the most recently approved budget) which extend beyond or occur after the Effective Date shall be shared by the Parties in the ratio set forth in the Co-Promotion Agreement immediately before this Amendment.  In addition, the Co-Promotion Committee shall no longer be responsible under Section 3.3.7 for agreeing upon the budget for Promotional and Marketing Costs, but rather such budget shall be the sole responsibility of SangStat, and SangStat shall have sole authority for determining the amount of expenditures (if any) under such budget.  SangStat shall promptly provide Abbott with copies of such budgets and any revisions thereto.  Any Promotional and Marketing Costs expended by Abbott subsequent to the Effective Date shall be at Abbott’s sole discretion and shall be Abbott’s responsibility, without reimbursement from SangStat.

            7.         Product Promotional Materials.  Except for such amounts as may be retained by Abbott for use with its own marketing efforts, Abbott shall provide to SangStat free of charge its inventory of Product promotional materials which were approved prior to the Effective Date for use by SangStat in its marketing efforts.  Abbott shall also provide to SangStat free of charge the electronic files necessary to reproduce such approved Product promotional materials.  On and after the Effective Date, SangStat shall be responsible for the production of additional quantities of these approved Product promotional materials at its sole cost and expense and shall supply such quantities to Abbott free of charge as Abbott may reasonably request for use in its own

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marketing efforts.  SangStat warrants that all Product promotional materials to be produced by it shall be in compliance with the terms of the Co-Promotion Agreement.

            8.         Product Managers.  Section 5.1.1 (Product Manager) of the Co-Promotion Agreement is hereby deleted in its entirety.

            9.         No Effect on Supplemental Fee Calculation.  The deletion of SangStat’s Detailing Commitment and Abbott’s Detailing Commitment shall not affect calculations of the Supplemental Fee payable by Abbott to SangStat.

            10.       Additional Fee.  In addition to the Supplemental Fee payable by Abbott to SangStat under Section 6.4 of the Co-Promotion Agreement, Abbott shall pay SangStat an additional fee equal to [**] for every calendar quarter commencing with the calendar quarter beginning on the Effective Date during which Net Sales of Gengraf exceed [**].  By way of example, if Net Sales of Gengraf exceed [**] in each calendar quarter for the remainder of the term, SangStat will earn [**] in additional fees.  Provided that Abbott has received Net Sales calculations from SangStat, this additional fee shall be payable within thirty (30) days following the end of each calendar quarter of the term (e.g., the first payment date would be July 30, 2003).

            11.       Co-Promotion Plan.  The Co-Promotion Plan is hereby amended as set forth on Exhibit 1 hereto.

            12.       Governing Law.  This Second Amendment shall be governed by and construed under the laws of the State of New York and the United States without regard to conflicts of laws provisions thereof.  The Parties hereby expressly exclude the United Nations Comention on Contracts for the International Sale of Goods.

            13.       Counterparts.  This Second Amendment may be executed in any number of counterparts and may be executed by facsimile.  All counterparts shall collectively constitute one and the same agreement.

            14.       Ratification.  Except as expressly amended herein, all other terms and conditions of the Agreement remain unchanged and the Agreement shall remain in full force and effect and is hereby ratified, approval and confirmed in all respects.

** This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Securities and Exchange Commission.

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            In Witness Whereof, the Parties have caused this Second Amendment to be executed and delivered by their duly authorized representatives to be effective as of the Effective Date.

ABBOTT LABORATORIES INC.	SANGSTAT MEDICAL CORPORATION

By: /s/ Heather L. Mason	By: /s/ Steve Aselage

Name: Heather L. Mason	Name: Steve Aselage

Title: VP, Specialty Operations	Title: Senior Vice President,
North American Sales and Marketing

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